POWER OF ATTORNEY


The undersigned, Dr. Michael Breitegger, member of the Board of Management of Osterreichische Philips Industrie GmbH, ("Philips"), and Mr. Ernst Strebinger general secretary and "Prokurist" of Philips, in such capacity jointly authorised to represent Philips at law or otherwise, herewith authorise, with the right of substitution,

                             Mr. P.J.W.M. Warmerdam

                                       and

                            Mr. J.M.L.M. Ingen Housz

                 (both directors of Philips Corporate Treasury)

                                       and

                                Mr. D.C. Walkovik

                         (Lawyer at Sullivan & Cromwell)

each acting individually, to sign any document on behalf of Philips in connection with the sale, transfer, or other disposal (in full or in part) of 831,125 shares of Flextronics International Ltd. and to do or cause to be done all such acts and things as are deemed necessary or advisable in connection herewith.

This power of attorney is valid until December 31, 1998.

Vienna, December 9, 1998



Osterreichische Philips Industrie GmbH



/s/ Michael Breitegger                        /s/ E. Strebinger
------------------------------                ---------------------------------
Mr. Michael Breitegger                        Mr. E. Strebinger